Exhibit 99.B(h)(iv)(l)

AMENDMENT NO. 12

to the

FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of May 30, 2013 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on May 14, 2013, the Board of Trustees of MST ratified and approved the creation of a new series of MST, the Munder Emerging Markets Small-Cap Fund;

WHEREAS, MCM agreed to pay certain Fund expenses and/or waive certain Service Agreement fees effective upon the commencement of operations of the Munder Emerging Markets Small-Cap Fund; and

WHEREAS, MST and MCM desire to amend the Agreement to include the Munder Emerging Markets Small-Cap Fund.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.              Schedule A of the Agreement is hereby replaced with the attached Schedule A effective June 1, 2013.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary, CLO & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  June 1, 2013

Schedule A

to the

Fee Waiver & Expense Payment Reimbursement Agreement

Funds

Munder Emerging Markets Small-Cap Fund

Munder Integrity Mid-Cap Value Fund

Munder Integrity Small/Mid-Cap Value Fund

Munder International Fund-Core Equity

Munder International Small-Cap Fund

Munder Veracity Small-Cap Value Fund